Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

Leslie Green

Stapleton Communications

(650) 470-0200

AXT, Inc. Reports Third Quarter 2005 Results

FREMONT, Calif. – Oct. 19, 2005 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2005.  The company’s condensed consolidated financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Revenue for the third quarter of 2005 was $6.2 million, compared with $6.0 million in the second quarter. The $6.2 million in revenue included sales of approximately $686,000 of gallium arsenide (GaAs) wafers which were previously fully reserved, and a $205,000 reversal of the company’s sales returns reserve established in 2004 as the company favorably resolved an outstanding matter with a customer.

Total GaAs substrate revenue was $5.4 million for the third quarter of 2005, compared with $4.5 million in the second quarter. InP substrate revenue was $234,000 for the third quarter of 2005, compared with $280,000 in the second quarter. Sales of raw materials, primarily 99.99 percent pure gallium, were $578,000 in the third quarter of 2005 compared with $1.3 million in the second quarter of 2005.  The reduction in raw materials sales was primarily due to the timing of certain customer orders that fell into the fourth quarter.

Gross margin was 18.6 percent of revenue for the third quarter of 2005 compared with 2.1 percent for the second quarter.  Gross margin in the third quarter was positively impacted by the sale of fully reserved GaAs substrates and the reversal of sales returns reserve, which comprised 13.8 percent of the third quarter gross margin.

Operating expenses were $3.4 million in the third quarter of 2005, comparable to the prior quarter.

-More-

The company reported a loss from continuing operations for the third quarter of 2005 of $2.3 million compared with a loss of $3.3 million for the second quarter.

Net loss in the third quarter of 2005 was $2.1 million or $0.09 per diluted share, compared with a net loss of $3.3 million or $0.14 per diluted share in the second quarter.

Management Qualitative Comments

“I am pleased to report that our third quarter results end a year and a half long trend of sequentially declining revenues,” said Phil Yin, chief executive officer.  “When I joined the company in March, I pledged that my primary focus was to restore the reputation and credibility of AXT, and to move aggressively to enable AXT to perform at its highest potential it gives me pleasure to report today that we have made meaningful progress.

“One of the most significant achievements of the last three months has been our progress in identifying the surface morphology issue that has affected our product quality over the last two years.  Under the direction of MS Lin, our manufacturing and quality teams have identified substantially all of our quality issues and are producing high quality substrates.  We have shipped samples of our products to our major customers for testing and the results have been very positive thus far.  Our customers will continue to test larger quantities over the next several months to ensure that we can deliver high quality products on a consistent basis.  As we continue to meet their requirements we expect to see increasing shipments and growing revenue.

“We made important changes in the structure and process of our manufacturing and quality systems.  Key among them, we relocated the personnel responsible for quality, applications engineering and production planning leadership to China where they now have a far closer working relationship with the manufacturing teams.

“Another key change made in the last three months has been the restructuring of our sales organization.  This restructuring has allowed us to improve the skill sets of our sales team as well as our coverage in strategically important markets that will drive our revenue growth.

“In summary, we believe that AXT is at an important turning point.  We are aggressively addressing the issues that have constrained our performance in the last several years and we are deeply committed to restoring the confidence of our investors and our customers.  Over the next several quarters, our success will be measured by our ability to consistently deliver a high quality product, by moderate but steady growth in our revenues and by our ability to leverage our current structure to improve our financial results.  We appreciate the continued interest and support of AXT from our investors and our customers and look forward to reporting on our progress.”

Outlook for Fourth Quarter, Ending Dec. 31, 2005

AXT projects the following for the fourth quarter:

•                  Revenue is expected to be between $6.2 million and $6.6 million.

•                  Consolidated net loss per diluted share is expected to be between $0.13 and $0.15, which takes into account a restructuring charge of $330,000 for an anticipated headcount reduction and approximately $200,000 for professional fees and Sarbanes-Oxley implementation.

Conference Call

AXT will host a conference call to discuss these results today at 1:30 p.m. PST. The conference call can be accessed at 973-935-2100 (PIN 6502537). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at 973-341-3080 until October 26, 2005. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Management’s accompanying script will be available on the company’s website immediately after the call through October 19, 2006. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling
(510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our future revenue and consolidated net loss, our performance, resolution of our quality issues and improvements in product quality, our technology development and benefits of our core technology, and the competitive advantages of our China facility, including our lower-cost manufacturing and integrated joint ventures.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment that could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: our ability to increase sales and market share and maintain product quality improvements, our ability to recruit new qualified staff, overall conditions in the markets in which we compete and competitive pressures, including pricing pressures, within those markets, market acceptance and demand for our products, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$6,153	$8,531	$18,819	$27,831
Cost of revenue	5,008	10,767	17,268	28,705
Gross profit (loss)	1,145	(2,236)	1,551	(874)

Operating expenses:
Selling, general and administrative	2,898	2,468	9,866	8,441
Research and development	472	397	1,257	1,088
Asset impairment charge	—	210	—	210
Restructuring charge	14	158	376	1,235
Total operating expenses	3,384	3,233	11,499	10,974
Loss from operations	(2,239)	(5,469)	(9,948)	(11,848)
Interest income, net	136	95	386	173
Other income (expense), net	(193)	225	(494)	34
Loss before provision for income taxes	(2,296)	(5,149)	(10,056)	(11,641)
Provision for income taxes	45	40	98	177
Loss from continuing operations	(2,341)	(5,189)	(10,154)	(11,818)
Discontinued operations:
Gain from discontinued operations	259	—	670	222
Gain from disposal	—	225	—	225
Net loss	$(2,082)	$(4,964)	$(9,484)	$(11,371)

Basic and diluted loss per share:
Loss from continuing operations	$(0.10)	$(0.22)	$(0.44)	$(0.51)
Gain from discontinued operations	0.01	0.01	0.03	0.02
Net loss per share	$(0.09)	$(0.21)	$(0.41)	$(0.49)

Shares used in computing basic and diluted loss per share	22,994	23,094	23,073	23,044

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2005	2004
Assets:
Current assets
Cash and cash equivalents	$14,585	$12,117
Short-term investments	9,655	20,062
Accounts receivable, net	4,889	4,034
Inventories, net	15,600	16,462
Prepaid expenses and other current assets	1,956	2,523
Assets held for sale	—	1,250
Total current assets	46,685	56,448

Property, plant and equipment, net	17,560	19,045
Other assets	3,758	3,832
Restricted deposits	7,600	8,215

Total assets	$75,603	$87,540

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$2,316	$1,895
Accrued liabilities	6,754	7,690
Accrued restructuring	375	552
Current portion of long-term debt	450	450
Total current liabilities	9,895	10,587

Long-term debt, net of current portion	7,150	7,600
Other long-term liabilities	1,483	1,336
Total liabilities	18,528	19,523

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	155,270	155,454
Accumulated deficit	(102,045)	(92,561)
Other comprehensive income	318	1,592
Total stockholders’ equity	57,075	68,017

Total liabilities and stockholders’ equity	$75,603	$87,540